Exhibit 10.1

PO Box 362708
San Juan, Puerto Rico 00936-2708
Telephone 787-765-9800

June 22, 2018

PERSONAL AND CONFIDENTIAL

Dear Ms. Soto:

We are very pleased to welcome you to the Board of Directors (the “Board”) of Popular, Inc. (the “Corporation”), and are writing to set forth the general terms of your compensation as a Director of the Corporation and certain of its wholly owned subsidiaries. These terms are subject to future modification by the Board.

As compensation for your services you will receive:

•	A grant of $83,334 (the “Restricted Stock Grant”) payable in Restricted Stock of the Corporation (the “Restricted Stock”) under the Popular, Inc. 2004 Omnibus Incentive Plan (the “Omnibus Plan”); and

•	A retainer fee (the “Annual Retainer”) of $41,667 (payable in cash or in shares of Restricted Stock, at your option);

The aforementioned compensation is attributable to the period commencing on July 1, 2018 and ending on the day before the 2019 annual shareholders’ meeting. The total cash and Restricted Stock compensation will be paid and/or delivered on or before July 15, 2018.

The Annual Retainer will be paid in cash, unless you elect to receive payment in Restricted Stock under the Omnibus Plan. In order to make such election, you must return to us the attached Director Compensation Election Form within 5 days from the date of this letter. If you do not submit the Director Compensation Election Form within said 5-day period, the Annual Retainer will be payable to you in cash. An election to receive the Annual Retainer in the form of Restricted Stock will result in deferral of taxation of those amounts until such later year as the restrictions lapse.

The number of shares of Restricted Stock to be delivered in payment of the Restricted Stock Grant and the Annual Retainer will be determined by dividing the corresponding amount of the payment in cash by the closing price of the Corporation’s common stock on June 29, 2018. The Restricted Stock will be subject to the terms and conditions of the Restricted Stock Agreement attached hereto. Any dividends paid on your Restricted Stock will be reinvested in your name in the Popular, Inc. Dividend Reinvestment and Stock Purchase Plan. Dividends will be subject to Puerto Rico income taxes in the year paid by the Corporation.

Please note that, if you are a Puerto Rico resident, cash payments and a subsequent vesting of Restricted Stock may impose an obligation on you to collect and remit to the Puerto Rico Department of the Treasury any value added tax imposed on the Corporation in connection with the compensation received by you as a director.

We have enclosed the following documents regarding the foregoing:

1.	Director Compensation Election Form;

2.	Restricted Stock Agreement; and

3.	Omnibus Plan.

Please complete and sign the Director Compensation Election Form and the Restricted Stock Agreement where indicated, and return the executed documents.. Please retain a copy of the documents for your records.

Cordially,

/s/ Javier D. Ferrer

Javier D. Ferrer

Executive Vice President,

Chief Legal Officer & Secretary

RESTRICTED STOCK AGREEMENT

This Restricted Stock Agreement (“Agreement”) by and between Popular, Inc. (the “Corporation”) and Myrna M. Soto (“Director”), whereby the Corporation in consideration of Director’s services as a member of the Board of Directors of the Corporation and/or certain of its wholly-owned subsidiaries, grants to the Director a number of restricted shares of the Corporation’s Common Stock (the “Restricted Stock”) subject to the terms and conditions hereinafter set forth and the terms and conditions of the Popular, Inc. 2004 Omnibus Incentive Plan (the “Plan”), a copy of which is attached hereto as Exhibit A. Capitalized terms not otherwise defined herein shall having the meaning ascribed them in the Plan.

1.    NUMBER OF SHARES. Pursuant to the terms of the Director’s compensation letter dated June 22, 2018 and the Director’s election thereunder, the Corporation has agreed to grant to the Director Restricted Stock in the amount stated in the compensation letter and election form, as may be amended from time to time. The number of shares of Restricted Stock to be granted will be based on the closing price of the Corporation’s common stock on June 29, 2018, the Grant Date. For all purposes the Grant Price shall be zero ($0).

The Restricted Stock shall be subject to all the terms, conditions, and restrictions set forth in this Agreement and the Plan. In the event any stock dividend, stock split, recapitalization or other change affecting the outstanding common stock of the Corporation as a class is effected without consideration, then any new, substituted or additional securities or other property (including money paid other than as a regular cash dividend) that is by reason of any such transaction distributed with respect to shares of Restricted Stock will be immediately subject to the provisions of this Agreement in the same manner and to the same extent as the Restricted Stock with respect to which such change was effected. Cash dividends paid on the Restricted Stock shall be reinvested in Common Stock through the Popular, Inc. Dividend Reinvestment and Stock Purchase Plan.

2.    VESTING, FORFEITURE AND TRANSFER RESTRICTIONS. All Restricted Stock granted to Director shall become vested and not subject to restrictions upon the termination of service as a Director for any reason other than for Cause (as defined in the Plan). In the event Director’s relationship with the Corporation, is terminated for Cause (as defined in the Plan), or if Director, Director’s legal representative, or other holder of the Restricted Stock attempts to sell, exchange, transfer, pledge, or otherwise dispose of any Restricted Stock, all Restricted Stock will be immediately forfeited without any further action by the Corporation.

Restricted Stock may not be assigned, transferred, pledged or otherwise disposed of in any way other than by the Last Will and Testament of the Director or the laws of descent and distribution, subject to the bylaws of the Corporation. Any Restricted Stock held by a beneficiary shall be subject to the restrictions imposed on such Restricted Stock. Any such attempt at assignment, transfer, pledge or other disposition shall be without effect.

3.    SECURITIES LAW COMPLIANCE. Notwithstanding anything to the contrary contained herein, no shares under this Agreement may be granted unless the shares of Restricted Stock issuable upon such grant are then registered under the Securities Act of 1933, as amended

(the “Securities Act”) or, if such shares of Restricted Stock are not then so registered, the Corporation has determined that such grant and issuance would be exempt from the registration requirements of the Securities Act. The grant of shares must also comply with other applicable laws and regulations governing the grant, and no grant of shares will be permitted if the Corporation determines that such purchase would not be in material compliance with such laws and regulations.

4.    STOCK LEGEND. The Corporation and Director agree that, to the extent certificates representing shares of Restricted Stock are issued by the Corporation, during such time as such Restricted Stock are subject to the provisions of this Agreement and the Plan, such certificates will have endorsed upon them in bold-faced type a legend substantially in the following form:

THE SHARES REPRESENTED BY THIS CERTIFICATE MAY NOT BE SOLD, ASSIGNED, TRANSFERRED, ENCUMBERED OR IN ANY MANNER DISPOSED OF, EXCEPT IN COMPLIANCE WITH THE TERMS OF THE RESTRICTED STOCK AGREEMENT BETWEEN THE CORPORATION AND THE INITIAL HOLDER OF THE SHARES. THE RESTRICTED STOCK AGREEMENT MAY GRANT CERTAIN PURCHASE OPTIONS TO THE CORPORATION, PROVIDES FOR FORFEITURE OF THE STOCK IN CERTAIN CIRCUMSTANCES, AND IMPOSES RESTRICTIONS ON THE TRANSFER OF THESE SHARES. A COPY OF THE RESTRICTED STOCK AGREEMENT IS ON DEPOSIT AT THE PRINCIPAL OFFICE OF THE CORPORATION AND WILL BE FURNISHED BY THE CORPORATION TO THE REGISTERED HOLDER HEREOF UPON WRITTEN REQUEST.

5.    AGREEMENT NOT A SERVICE CONTRACT. This Agreement is not an employment or service contract, and nothing in this Agreement nor the Plan shall be deemed to create in any way whatsoever any obligation for the Director to continue his relationship with the Corporation or its subsidiaries, as applicable, or of the Corporation or its subsidiaries, as applicable, to continue the relationship with the Director.

6.    SECTION 83(b) ELECTION. Director acknowledges that if he is subject to taxation under the United States Internal Revenue Code of 1986, as amended (the “Code”), under Section 83(b) of the Code, the difference between the Grant Price and its fair market value at the time any forfeiture restrictions applicable to such Restricted Stock lapse is reportable as ordinary income at that time. For this purpose, the term “forfeiture restrictions” includes the forfeiture provisions, and restrictions described in Section 2 of this Agreement.

Notwithstanding the preceding, Director understands that he or she may elect to be taxed at the time the Restricted Stock is acquired hereunder, rather than when and as such Restricted Stock ceases to be subject to such forfeiture restrictions, by filing an election under Section 83(b) of the Code with the Internal Revenue Service within 30 days after the Grant Date. If the Grant Price equals the fair market value of the Restricted Stock on such date, or if it is likely that the fair market value of the Restricted Stock at the time any forfeiture restrictions lapse will exceed the Grant Price, the election may avoid adverse tax consequences in the future. Director understands that the failure to make this filing within said 30 day period will result in the recognition of ordinary income by Director (in the event the fair market value of the Restricted Stock increases after Grant

Date) as the forfeiture restrictions lapse. Director acknowledges that it is his or her sole responsibility, and not the Corporation’s, to file a timely election under Section 83(b) of the Code. Director further acknowledges that the election under Section 83(b) of the Code is an election that must be made with respect to each separate grant of Restricted Stock that is subject to this Agreement and that, immediately after filing the election with the Internal Revenue Service, Director will deliver a copy of such election to the Corporation.

7.    Section 409A. The Restricted Stock granted under this Agreement is intended to be exempt from Section 409A of the Code, to the extent applicable, and this Agreement is intended to, and shall be interpreted, administered and construed consistent therewith.

8.    NOTICES. Any notices provided for in this Agreement or the Plan shall be given in writing and shall be deemed effectively given upon receipt or, in the case of notices delivered by mail by the Corporation to the Director, five (5) days after deposit in the United States mail, postage prepaid, addressed to the Director at the last address the Director provided to the Corporation. Notice to the Corporation shall be given in writing and shall be deemed effectively given upon receipt or, in the case of notices delivered by mail to the Corporation by the Director, five (5) days after deposit in the United States mail, postage prepaid, addressed to Chief Legal Officer, Popular, Inc. Board of Directors (751), PO Box 362708, San Juan, Puerto Rico 00936-2708.

9.    RIGHTS AS A SHAREHOLDER. Except for the restrictions set forth in this Agreement and the Plan and unless otherwise determined by the Corporation, the Director shall be entitled to all of the rights of a shareholder with respect to the shares of Restricted Stock awarded pursuant to this Agreement including the right to vote such shares of Restricted Stock and to receive dividends and other distributions (if any) payable with respect to such shares. Provided, however, that cash dividends paid on Restricted Stock shall be reinvested in common stock of the Corporation through the Popular, Inc. Dividend Reinvestment and Stock Purchase Plan.

10.    TAX WITHHOLDING. The Corporation may withhold or cause to be withheld from any Restricted Stock grant (or Director’s compensation) any Federal, Puerto Rico, state or local taxes required by law to be withheld with respect to such Restricted Stock grant. By acceptance of this Agreement, Director agrees to such deductions.

11.    GOVERNING LAW. All questions arising with respect to this Agreement and the provisions of the Plan shall be determined by application of the laws of the Commonwealth of Puerto Rico except to the extent such governing law is preempted by Federal law. The obligation of the Corporation to grant and deliver Restricted Stock under this Agreement is subject to applicable laws and to the approval of any governmental authority required in connection with the authorization, issuance, sale, or delivery of such Restricted Stock.

12.    SEVERABILITY. If any provision of this Agreement is held to be illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining provisions of the Agreement, but such provision shall be fully severable and the Agreement shall be construed and enforced as if the illegal or invalid provision had never been included in the Agreement.

13.    SUCCESSORS. This Agreement shall be binding upon the Director, his legal representatives, heirs, legatees, distributees, and shall be binding upon the Corporation and its successors and assigns.

IN WITNESS WHEREOF, the parties hereto have entered into this Agreement as of June 22, 2018.

POPULAR, INC.

By:	/s/ Javier D. Ferrer
Name:	Javier D. Ferrer
Title:	Executive Vice President, Chief Legal Officer and Secretary

DIRECTOR:

/s/ Myrna M. Soto
Name: Myrna M. Soto

PO Box 362708
San Juan, Puerto Rico 00936-2708
Telephone 787-765-9800

DIRECTOR COMPENSATION ELECTION FORM

I have received the letter informing me of my compensation as a member of the Board of Directors of Popular, Inc. and some of its subsidiaries. I am in agreement with the terms set forth therein.

In connection therewith, I hereby make the following election with respect to my future compensation as a member of the Board of Directors of Popular, Inc. and some of its subsidiaries:

ANNUAL RETAINER FEE

CASH	RESTRICTED STOCK
X

I understand that an election to receive restricted stock will not change the nature of the compensation income to be received. Amounts received in cash will be taxed as ordinary income when received. Compensation income received in the form of restricted stock will be taxed as ordinary income on the date the restrictions lapse and I am free to sale, transfer or otherwise dispose of the shares based on the fair market value of the shares on the date the restrictions lapse.

/s/ Myrna M. Soto
Name: Myrna M. Soto
Date: 6/22/18